Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-197570; 333-200676; 333-213647; 333-217731; 333-226899; 333-232518; 333-249973; 333-255688; 333-264892; 333-271576 and 333-281221 on Form S-8 of our reports dated February 12, 2026, relating to the consolidated financial statements of LendingClub Corporation, and the effectiveness of LendingClub Corporation's internal control over financial reporting, appearing in this Annual Report on Form 10-K for the year ended December 31, 2025, and to the reference to us under the heading “Experts” in the Prospectus, which is part of these Registration Statements.

/s/ Deloitte & Touche LLP

San Francisco, California
February 12, 2026